SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 10, 2015

INVUITY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37417	04-3803169
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

444 De Haro Street

San Francisco, CA 94107

(Address of principal executive offices)

(650) 655-2100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 10, 2015, the Company announced the appointment of James H. Mackaness as Chief Financial Officer of the Company, effective on August 24, 2015. Upon commencement of his appointment as Chief Financial Officer, Mr. Mackaness will assume the duties of the Company’s principal financial officer and principal accounting officer until such time as his successor is appointed, or until his earlier resignation or removal. There are no reportable family relationships or related party transactions (as defined in Item 404(a) of Regulation S-K) involving the Company and Mr. Mackaness.

Mr. Mackaness, age 51, has served as the Chief Financial Officer of IRIDEX Corporation, a medical device company (“IRIDEX”), since January 2008 and as the Chief Operating Officer of IRIDEX since August 2012. Mr. Mackaness resigned from IRIDEX effective August 21, 2015. Prior to his employment with IRIDEX, from September 2001 to December 2007, Mr. Mackaness served as the Chief Financial Officer and Vice President of Finance for NextHop Technologies, Inc., a network software company. Prior to that, Mr. Mackaness served as Vice President, Finance and the Chief Financial Officer of Infogear Technologies Corporation, a software and services company acquired by Cisco Systems, Inc., and held management positions at Cisco Systems, Inc. and Ernst & Young LLP. Mr. Mackaness received his B.A. with honors in Psychology from the University of Warwick, England and is a Chartered Accountant and member of the Institute of Chartered Accountants of England and Wales.

The Company entered into an offer letter and employment agreement, effective August 24, 2015, with Mr. Mackaness, which provides for an annual base salary of $325,000, eligibility to receive an annual performance bonus with the target amount determined as 40% of Mr. Mackaness’s annual base salary, and eligibility to participate in employee benefit or group insurance plans maintained by the Company. Mr. Mackaness’s employment will be on an “at will” basis. In addition, subject to board approval, Mr. Mackaness will receive a stock option to purchase 108,877 shares of the Company’s common stock (the “Option”) under the Company’s 2015 Equity Incentive Plan. The Option will vest monthly over a total of five years with a one-year vesting cliff, subject to Mr. Mackaness’s continued service to the Company through each vesting date.

Pursuant to Mr. Mackaness’s employment agreement, if the Company terminates Mr. Mackaness’s employment other than for death, “disability”, or “cause” or if Mr. Mackaness resigns for “good reason” (as such terms are defined in Mr. Mackaness’s employment agreement), and, within 60 days following his termination, Mr. Mackaness executes a waiver and release of claims in the Company’s favor and resigns from all positions he may hold as an officer or director, Mr. Mackaness is entitled to receive (i) continuing payments of his highest base salary rate in effect during the employment period for a period of nine months, payable pursuant to regular payroll procedures, and (ii) reimbursement of premiums to maintain group health insurance continuation benefits pursuant to “COBRA” for him and his respective dependents for up to nine months.

Further, pursuant to Mr. Mackaness’s employment agreement, if, within the three month period prior to or the twelve month period following a “change of control” (as defined in Mr. Mackaness’s employment agreement), the Company terminates Mr. Mackaness’s employment under the circumstances described in the above paragraph and, within 60 days following his termination Mr. Mackaness executes a waiver and release of claims in the Company’s favor, Mr. Mackaness is entitled to receive (i) a lump sum payment equal to 18 months of his highest base salary rate in effect during the employment period, payable pursuant to regular payroll procedures, (ii) a lump sum payment equal to 150% of the greater of his target annual bonus for the year of termination or for the year of the change in control, payable pursuant to regular payroll procedures, (iii) reimbursement of premiums to maintain group health insurance continuation benefits pursuant to “COBRA” for him and his respective dependents for up to 18 months, and (iv) vesting acceleration of 100% with respect to any outstanding equity awards held by him on the date of his termination (with performance-based awards vesting based on achievement of target levels of performance).

In the event any payment to Mr. Mackaness pursuant to his employment agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, as amended, or the Code (as a result of a payment being classified as a parachute payment under Section 280G of the Code), Mr. Mackaness will receive such payment as would entitle him to receive the greatest after-tax benefit, even if it means that the Company pays him a lower aggregate payment so as to minimize or eliminate the potential excise tax imposed by Section 4999 of the Code.

A copy of the press release relating to the appointment of Mr. Mackaness is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Press release issued by Invuity, Inc. dated August 10, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVUITY, INC.

Date: August 10, 2015

	By:	/s/ Philip Sawyer
Philip Sawyer
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by Invuity, Inc. dated August 10, 2015.